Exhibit 99.1

                   ECSI RECEIVES ADDITIONAL $300,000 ORDER TO

                          SECURE TINKER AIR FORCE BASE

CLIFTON, N.J., February 16, 2005 -- ECSI, Electronic Control Security, Inc. (OTC BB:EKCS.OB) a global leader in perimeter security systems, today announced it had received an order worth approximately $300,000 under the Integrated Base Defense Security System Program (IBDSS) by the Department of Defense. The order is in addition to its previously announced $4.3 million contract to secure and upgrade Tinker Air Force Base, a classified site. The new order adds fiber optic infrastructure to the Tinker Air Force Base security upgrade, as well as other equipment and services.

Under the Tinker AFB task order, ECSI will install five of its premiere product lines designed to prevent unauthorized entry or access to large facilities. The Infrared Perimeter Intrusion Detection System (IPIDS(R)), Fiber Optic Intrusion Detection System (FOIDS(R)), Intelligent Video & Assessment System (IVAS(TM)), Radar Detection & Tracking System (RATS(TM)), and Intrusion Detection & Monitoring System (IDMS(R)) will be deployed to protect a classified site during the next twelve months.

About ECSI About ECSI

ECSI is recognized as a global leader in fully networked and integrated perimeter intrusion detection security sensor systems and an effective ISO 9001:2000 quality provider for the Department of Energy, the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment, inclusive of threat, vulnerability and criticality factors, allows ECSI to determine and address the security needs of site-specific government and commercial-industrial installations. The company also has teaming agreements with Athena Ltd., ADT Federal Systems, ARINC, SRH Marine, Resource Consultants Inc., and other industry leaders. ECSI is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; for more information on ECSI and its customers please go to http://www.anti-terrorism.com.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-737-9803
jlipman@lipmangrp.com